Exhibit 10.10

Project Chimera, Inc.

April 17, 2017

Laurent Audoly

34, rue de la Balance

31000 Toulouse

France

Dear Laurent:

On behalf of Project Chimera (the “Company”), I am pleased to offer you employment with the Company on the following terms and conditions.

1.

Position. You will be employed by the Company as its Chief Executive Officer, reporting directly to the Board of Directors (the “Board”). It is contemplated that you will commence full time employment on or about September 5, 2017 (the “Start Date”) and you shall work out of the Company’s office in Cambridge, Massachusetts. You agree to devote your full business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company, and shall not engage in any other employment, consulting or other business activity (whether full-time or part-time) without the prior written consent of the Board.

2.	Base Salary. You will receive an annualized salary of $400,000.00 (the “Base Salary”). All payments will be subject to legally required tax withholdings.

3.

Bonus. During the term of your employment with the Company, you will be eligible to receive an annual incentive bonus for each fiscal year (pro rated for any partial years, including the current year) of the Company commencing with the year ended December 31, 2017 with a target of up to thirty five percent (35%) of your annual Base Salary. The bonus criteria will be established by the Board and based on achieving certain corporate goals. Except in the case of an Involuntary Termination (as defined below), payment of any annual incentive bonus shall be (i) subject to Board approval, (ii) contingent upon you being employed by the Company as of the last day of the year to which the annual bonus relates, and (iii) no later than March 15th of the year following the close of the year to which it relates.

4.

Relocation. Upon commencent of your employment, and to assist with your family’s relocation, the Company will pay you a one time sign-on bonus of $65,000 and will reimburse reasonable business-related expenses of up to $60,000. The details of this be finalized prior to your Start Date. The sign-on bonus will be paid with 45 days after execution of this Agreement, through transfer to the bank account to be designated by the CEO. The sign-on bonus and relocation expenses are fully repayable by you should you leave the Company prior to your second anniversary of employment.

5.

Equity. Subject to the approval of the Board, at such times as the Company issues and sells shares of its capital stock for capital raising purposes, it shall grant to you at your elections, either a restricted stock award for a number of shares of the Company’s common stock (the “Restricted Shares”) or stock options to purchase a number of shares of the Company’s common stock (the “Options”), which number when added to the shares of common stock then held by you or then issuable upon exercise of Options then held by you, totals up to 4.0% of the Company’s fully diluted capitalization (reflecting outstanding capital stock and stock options) following such issuance and sale; provided, however, that the Company shall have no obligation to grant to you Restricted Shares or Options hereunder until such time as the Company has issued and sold securities having an aggregate purchase price of at least $25,000,000 in a Series A Preferred offering. The Restricted Shares and/or Options will vest as to 25% of the underlying shares twelve (12) months from the Start Date and will vest as to the balance in equal monthly installments of 2.08% thereafter until the fourth anniversary of the Start Date and will otherwise be subject to the terms and conditions of a restricted stock agreement, stock option agreement, and/or stock plan (the “Grant Documents”). In connection with each grant provided for above, you shall be entitled to elect to receive such grant in Restricted Shares or Options, provided that any grant of Restricted Shares shall be subject to the payment by you to the Company in such manner as may be agreed by you and the Company of an amount equal to the Company’s withholding obligation with respect to federal, state, local and other taxes in respect of the Restricted Shares; and provided further that any Options granted hereunder shall have an exercise price per share equal to the fair market value of the Company’s common stock at the time of grant as determined by the Board. Provided you remain employed by the Company through the applicable grant date, you may be entitled to additional option grants and/or awards of additional restricted shares (the “Additional Grants”) that the Board may elect to grant in its sole discretion. Any unvested portion of the Restricted Shares, Options, and/or Additional Grants will fully vest if you are subject to an Involuntary Termination on or within twelve (12) months following a Change in Control. In addition, you will be issued performance options (“Performance Options”) equal to 1.0% of the Company’s fully diluted capitalization at the end of the Series A financing. The Performance Options will vest in their entirety (if you are actively employed as the Chief Executive Officer of the Company) at the earlier of (i) the closing of any future financing at a price per share which is greater than or equal to 10x the price per share of the seed financing and 5x the price per share of the Series A financing or (ii) a sale of the Company that results, at closing, in cash proceeds per share for the seed investors which are greater than or equal to 10x price per share of the seed financing and 5x the price per share of the Series A financing.

6.

Benefits. You will also be eligible to participate in benefits programs offered by the Company subject to the same terms, conditions and limitations applicable to other employees of the Company, including but not limited to healthcare benefits. You will also be entitled to three (3) weeks paid vacation per year. You shall also be entitled to receive prompt reimbursement for all reasonable business expenses incurred by you in performing your services to the Company, in accordance with the policies and procedures then in effect and established by the Company for its senior executives.

7.	Severance Benefits.

a.

General. If you are subject to an Involuntary Termination, then you will be entitled to the benefits described in this Section 7. However, this Section 7 will not apply unless you: (i) have returned all Company property in your possession on or prior to your last day of employment, (ii) have resigned as a member of the Board of Directors of any subsidiary of the Company, to the extent that you are then a director of any such subsidiary, and (iii) have entered into a separation agreement that has become enforceable and irrevocable and that includes a general release of all employment-related claims that you may have against the Company or persons affiliated with the Company (the “Separation Agreement”); provided that, no term of this offer letter or the Separation Agreement shall impact or affect, in any way, your rights with respect to, and the Separation Agreement shall not include a waiver or release of any claims related to: (x) your status as a shareholder or equity holder of the Company or any rights you have under the terms of any Grant Document or any other equity award or agreement between you and the Company, including any claims with respect to any Restricted Shares, options or other equity owned or held by you at the time your employment is terminated, or (y) any rights to indemnification from the Company, pursuant to any applicable governing documents of the Company or any applicable written agreement between you and the Company, rights under ERISA or rights which, as a matter of law, cannot be waived. The Separation Agreement must be in substantially the form reasonably prescribed by the Company. If you fail to execute without revocation the Separation Agreement, you shall be entitled to the Accrued Obligations only and no other severance payments or benefits. The continued salary provided under Section 7(b)(ii) below shall be paid in accordance with the Company’s normal payroll practices and shall commence on the next payroll date falling after the date the Separation Agreement becomes enforceable and irrevocable. .

b.	Severance. If you are subject to an Involuntary Termination, then:

i.

The Company shall pay you the Accrued Obligations earned through the your last day of employment within on or before the time required by law but in no event more than fifteen (15) days after your last day of employment with the Company, except to the extent such payment would accelerate compensation in a manner inconsistent with compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

ii.	The Company shall continue to pay you your Base Salary as in effect on your last day of employment for a period of six (6) months;

iii.

By March 15th of the year following the year in which the termination occurs, the Company will pay you a prorated bonus based on the Board’s assessment of the extent to which the performance criteria associated with the bonus have been satisfied, such payment to be made in accordance with the Company’s normal payroll practices, less all customary and required taxes and employment-related deductions;

iv.

If you are participating in the Company’s group health plan immediately prior to your last day of employment and you elect COBRA health continuation, then the Company shall pay you a monthly cash payment for six (6) months, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to you if you had remained employed by the Company; provided, however, that such Company-paid premiums may be recorded as additional income pursuant to Section 6041 of the Code and not entitled to any tax qualified treatment to the extent necessary to comply with or avoid the discriminatory treatment prohibited by the Patient Protection and Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010 or Section 105(h) of the Code.

v.

Twenty-five percent (25%) of the unvested portion of each grant of Restricted Shares, each Option and each Additional Grant will fully vest as of the date of the Involuntary Termination: provided, however, that: (i) no shares may be transferred and no stock option exercised (in each case with respect to the unvested portion) until the Separation Agreement has become enforceable and irrevocable and (ii) if the Separation Agreement does not become enforceable and irrevocable in accordance with this offer letter, the portions of the Restricted Shares, Options and Additional Grants that have vested as a result of this provision shall be cancelled effective as of the date of the Involuntary Termination.

The payments and benefits described in Section 7(b)(ii)-(v) above shall hereinafter be referred to as the “Severance.” If you are terminated for any reason other than as result of an Involuntary Termination, you shall be entitled to receive the Accrued Obligations only.

8.

Representation Regarding Other Obligations. This offer of employment is contingent upon your signing the Company’s Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement (the “Invention Agreement”) and I-9 Employment Verification Form. You will be required to submit documentation that establishes identity and employment eligibility in accordance with the US Immigration and Naturalization requirements on your first day of employment. You hereby represent to the Company that you are not a party to any other agreements of any type which may impact or limit your ability to perform your job at the Company.

9.

Tax Matters. All forms of compensation referred to in this offer letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

10.

Interpretation, Amendment and Enforcement. This offer letter, along with the Invention Agreement and the Grant Documents, constitute the complete agreement between you and the Company, contain all the terms of your employment, and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. The terms of this offer letter and the resolution of any disputes as to the meaning, effect, performance or validity of this offer letter or arising out of, related to, or in any way connected with, this offer letter, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute.

11.

Other Terms. It is also important for you to understand that Massachusetts is an “at will” employment state. This means that you will have the right to terminate your employment relationship with the Company at any time for any reason, subject to the terms of Section 6 hereof. Similarly, the Company will have the right to terminate its employment relationship with you at any time for any reason, again, subject to the terms of Section 6 hereof.

12.	Definitions. The following terms have the meaning set forth below wherever they are used in this letter agreement:

a.

“Accrued Obligations” means: (i) any earned but unpaid Base Salary as of the date your employment is terminated, (ii) any accrued, but unused vacation time as of your termination date, (iii) any vested benefits you may have under any employee benefit plan of the Company as of your termination date, (iv) any unpaid expense reimbursements accrued prior to the date your employment is terminated, and (iv) any unpaid but earned bonus for a fiscal year preceding the year in which your employment is terminated.

b.

“Cause” means (i) your material breach of the Invention Agreement, (ii) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (iii) your gross negligence or willful misconduct in the performance of your duties (iv) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company’s Board of Directors or (v) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation; provided, however, that “Cause” shall not be deemed to have occurred pursuant to subsection (iv), or (v) hereof unless you have first received written notice from the Board specifying in reasonable detail the particulars of such grounds and that the Company intends to terminate your employment hereunder for such grounds and you have failed to cure such grounds within a period of thirty (30) days from the date of such notice.

c.

“Change in Control” means the occurrence of any one or more of the following events, in each case only to the extent that such event also constitutes a “change in ownership” of the Company or a “change in the ownership of a substantial part of the Company’s assets” for the purposes of Section 409A of the Code: (i) the consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation in which voting securities of the Company outstanding immediately prior thereto continue to represent more than fifty percent (50%) percent of the total voting power of: (A) the surviving or resulting corporation; or (B) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation immediately after such merger or consolidation; (ii) the acquisition of all of the Company’s outstanding capital stock by a single person or entity or a group acting in concert to effect such acquisition; or (iii) the sale, transfer or exclusive license of all or substantially all of the assets of the Company.

d.	“Involuntary Termination” means either: (i) your Termination Without Cause or (ii) your Resignation for Good Reason.

e.	“Resignation for Good Reason” means a Separation as a result of your resignation within three (3) months after one of the following conditions has come into existence without your consent:

i.	A reduction in your Base Salary by more than 10% (unless such reduction is part of a broad-based salary reduction applicable to the Company’s senior management);

ii.	A material diminution of your authority, duties or responsibilities; or

iii.	A relocation of your principal workplace by more than forty (40) miles.

A Resignation for Good Reason will not be deemed to have occurred unless you give the Company written notice of the condition within ninety (90) days after the condition comes into existence and the Company fails to remedy the condition within thirty (30) days after receiving your written notice.

f.	“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

g.

“Termination Without Cause” means a Separation as a result of a termination of your employment by the Company without Cause, provided you are willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1).

We are excited about having you join the Company. Please return your acceptance of this offer by signing below and returning the signed copy to the Company by May 1, 2017.

Very truly yours,

Project Chimera, Inc.

/s/ Bruce Booth
Bruce Booth
Chairman

I have read and accept this offer of employment:

Signature:	/s/ Laurent Audoly	April 29, 2017
	Laurent Audoly	Date